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                                                                     EXHIBIT 8.1


                        [LATHAM & WATKINS LETTERHEAD]


                                       August 17, 1998

Health Care and Retirement Corporation
One SeaGate
Toledo, Ohio 43604

     Re: Health Care and Retirement Corporation -- Manor Care, Inc. Merger

Ladies and Gentlemen:

     You have requested our opinion as to the proper federal income tax characterization of the proposed merger (the "Merger") of Catera Acquisition Corp. ("Sub"), a Delaware corporation and a direct, wholly-owned subsidiary of Health Care and Retirement Corporation ("HCR"), a Delaware corporation, into Manor Care, Inc. ("Manor Care"), a Delaware corporation, as contemplated by the Amended and Restated Agreement and Plan of Merger dated as of June 10, 1998, among Manor Care, HCR and Sub (such agreement, including all schedules and exhibits thereto, hereinafter referred to as the "Merger Agreement"). All capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     We have reviewed the Merger Agreement, the Joint Proxy Statement/Prospectus of HCR and Manor Care (the "Proxy Statement") forming part of the Registration Statement on Form S-4 under the Securities Act of 1933, as amended, as filed by HCR and Manor Care with the Securities and Exchange Commission, dated August 17, 1998 (the "Registration Statement"), and the Officer's Certificates of HCR and Sub, and Manor Care, dated as of the date hereof (the "Officer's Certificates"), and such other documents and records
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LATHAM & WATKINS
     Health Care and Retirement Corporation
     August 17, 1998
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as we have deemed necessary and appropriate for the purpose of this opinion. In rendering this opinion, we have (with your permission) relied upon, and assumed as correct and complete, the information contained in the Proxy Statement and the factual representations set forth in the Officer's Certificates (including assuming that any representation in such Certificates made "to the best of the knowledge" of such officer, or similarly qualified, will be correct and complete as of the Effective Time without such qualification) attached as exhibits to this opinion, and we have assumed the complete performance of the Merger Agreement and the consummation of the Merger and all other transactions contemplated thereby in accordance with the Merger Agreement.

     Based on such facts and assumptions, it is our opinion that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and none of HCR, Sub, Manor Care or the Manor Care stockholders shall recognize gain or loss for federal income tax purposes as a result of the Merger (other than with respect to any cash received in lieu of fractional shares of HCR Common Stock). You have not requested, and we do not express, an opinion concerning any other tax consequences of the Merger or any other transactions contemplated by the Merger Agreement.

     This opinion expresses our views only as to federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely are subject to change either prospectively or retroactively, and any variation or difference in the facts as incorporated herein might affect the conclusions stated herein.

     This opinion is intended solely for your use and may be relied upon only by HCR and the holders of HCR Common Stock. This opinion may not be relied upon, circulated, quoted or otherwise used by any other person without our prior express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "The Merger -- Certain Federal Income Tax Consequences" in the Registration Statement.

                                          Very truly yours,

                                          /s/ LATHAM & WATKINS